Exhibit 5.3

[MUNSCH HARDT KOPF & HARR, P.C. LETTERHEAD]

September 23, 2003

Domino’s Pizza—Government Services Division, Inc.

30 Frank Lloyd Wright Drive

Ann Arbor, Michigan 48106

Re:	Registration Statement on Form S-4 (File Nos. 333-107774-01 and 333-107774-03)

Ladies and Gentlemen:

We have acted as special Texas counsel to Domino’s Pizza—Government Services Division, Inc., a Texas corporation (the “Guarantor”), in connection with (i) the proposed issuance by Domino’s, Inc., a Delaware corporation (the “Company”), of up to $403,000,000 aggregate principal amount of its new 8 1/4% Senior Subordinated Notes due 2011 (the “Exchange Notes”) to be registered under the Securities Act of 1933, as amended (the “Act”), in exchange for a like principal amount of the Company’s outstanding 8 1/4% Senior Subordinated Notes due 2011 (the “Exchange Offer”) and (ii) the guarantee of the Exchange Notes by each of the Subsidiary Guarantors (as defined below) (the “Guarantees”) will be governed by, and will be issued pursuant to, the Indenture, dated as of June 25, 2003 (the “Indenture”), among the Company, the Guarantor and the other guarantors party thereto (such other guarantors and the Guarantor collectively, the “Subsidiary Guarantors”) and BNY Midwest Trust, as trustee.

We have examined and relied upon the information set forth in the Registration Statement on Form S-4 (File Nos. 333-107774-01 and 333-107774-03) (the “Registration Statement”) filed by the Company and the Subsidiary Guarantors with the Securities and Exchange Commission relating to the Exchange Offer and the Guarantees and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have relied as to certain matters on information obtained from public officials, officers of the Guarantor and other sources believed by us to be responsible. As to questions of fact material to this opinion letter, we have, where relevant facts were not independently verified or established, relied solely upon certificates by officers of the Guarantor.

In the course of our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Guarantor, we have assumed that such parties had the power and authority to enter into and perform all obligations thereunder and have also assumed the due authorization, execution and delivery by such parties of such documents and the enforceability of such documents on such parties.

Domino’s Pizza—Government Services Division, Inc.

August 23, 2003

We express no opinion as to the laws of any jurisdiction other than those of the State of Texas and the Federal laws of the United States of America, and we assume no responsibility as to the applicability or the effect of the laws of any other jurisdiction. We call your attention to the fact that each of the Indenture and the Guarantees provides that it is to be governed by the laws of the State of New York. For purposes of this opinion, we have assumed with your permission that the laws of the State of New York are identical to the laws of the State of Texas. Accordingly, the opinions expressed herein are given as if the domestic substantive laws of the State of Texas govern the Indenture and the Guarantee without regard to the fact that the Indenture and the Guarantee provide that the laws of New York shall govern those instruments. Also, we have assumed that the Guarantee by the Guarantor reasonably may be expected to benefit, directly or indirectly, the Guarantor, and that no provisions in the Guarantee will violate public policy.

Based on the foregoing, and subject to the qualifications and limitations stated in this opinion letter, we are of the opinion that:

1.  the Guarantee by the Guarantor has been duly authorized by all necessary corporate action on the part of the Guarantor; and

2.  when the Registration Statement has become effective under the Act, the Exchange Notes have been duly executed and authenticated in accordance with the Indenture, the Guarantees have been endorsed on the Exchange Notes and executed as contemplated in the Indenture, and the Exchange Notes have been issued and sold as contemplated in the Registration Statement, the Guarantee by the Guarantor will be enforceable against the Guarantor, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and remedies and to the effect of general principles of equity whether applied by a court of law or equity.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” contained in the Prospectus included therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

This opinion letter has been furnished at your request and is to be used only in connection with the Guarantee while the Registration Statement is effective under the Act. This opinion letter may not be furnished, reproduced, distributed, disclosed to or relied upon by anyone or quoted from or referred to except as set forth in the preceding paragraph or with our prior written consent. This opinion letter is limited to the matters stated herein and no opinion may be implied or inferred beyond the matters expressly stated.

Very truly yours,

Munsch Hardt Kopf & Harr, P.C.,

a Texas professional corporation

/s/ Munsch Hardt Kopf & Harr, P.C.